File of Shuangyashan Branch of

China Agricultural Development Bank

Shuang Nong Fa Yin Fu [2008] No. 81

The Approval to Maximum Credit Line of Crop Purchase Loan for

Heilongjiang Yanglin Soybean Group Co. Ltd.

Customer Service Department, Municipal Branch,

The Application for Approval of Maximum Credit Line of Crop Purchase Loan for Heilongjiang Yanglin Soybean Group Co. Ltd. (Shuang Nong Fa Ying Yin Fa [2008] No. 65) issued by your branch has been received, reviewed by the 6th loan examination board of the municipal branch, approved by the president and approved by the provincial branch. The approval is as follows:

The maximum credit line of crop purchase loan of 2008 for Heilongjiang Yanglin Soybean Group Co. Ltd. is set to RMB 190 million.

Your department should examine the following conditions before releasing the loan to this client:

The requirements of the provincial branch

Your branch should determine the customized conditions of releasing loans for each type of companies, each purchasing method, each kind of purchased goods, each payment method and settlement method of the purchase amount, and the storage location of crops, according to relevant documents of the provincial branch and considering business risk level and the client’s credit rank. These should include the selection of borrowing method, the credit limit under each borrowing method, control over the quantity and amount of purchased goods, the term of loans, and control over the occupied balance of loans. Principally the client should deposit collateral for full amount of loan with its effective assets.

1.	the purchasing method
(1)
entrusted purchasing. The bank should strictly follow the regulatory documents by the provincial branch regarding entrusted purchasing, participate in all the process of signing the contract for entrusted purchasing, and the content of such contracts should observe the credit management requirements of the bank. The bank should investigate and confirm the background of the entrusting party. If it’s a cooperation enterprise of industry and commerce, the bank should check the credit status of the cooperating parties, ensuring that the funds provided by the cooperating parties to the cooperation enterprise is not from the loans by agricultural development bank; if it’s an entrusted purchase, the bank should check if the entrusting party have the operating and funding capability to fulfill the contract and good credit standing. The bank should also confirm the source of credit risk deposit, and the deposit should be sourced from the account of the entrusting party and transferred to a dedicated account in agricultural development bank, and principally cash or transfer from an account not owned by the entrusting party can’t be accepted. Credit risk deposit should be deposited into the dedicated account in full amount before the loan is released.

(2)
Direct purchasing. The leading enterprise in processing and industrialization with good credit standing, outstanding performance and strong anti-risk capability should be given priority in releasing direct purchasing loans, and such loans may be released to those state-owned crop purchasing and selling enterprises with outstanding performance, good credit standing and strong anti-risk capability. For direct purchasing, credit risk deposit should be sourced from the funds owned by the enterprise.

2.
Purchasing locations and goods storage locations. The bank should check the crop purchasing locations, storage facilities, goods storage locations and storage conditions to see if they are fit for storage of crops, if incidents negative to storage of crops may happen, and if negative effects may be imposed on safe storage of crops.

3.	Guarantee. The bank should check if the client have finished the procedures of guarantee according to requirements if it applies for crop purchasing loan under guarantee.

4.
Miscellaneous. The bank should state, upon confirmation, the items that it considers may bring risk to the loan. The bank should confirm the conditions of the loan, compile them into materials and report to the level with the appropriate authority to investigate, examine and approve such matters, before releasing the loan to the client within its maximum credit line. At the same time, it should launch a business process in CM 2006 system.

Besides fulfilling the requirements of the provincial branch, your department should also set the following conditions for the loans:

1.
the term of the loan should be one year, and the interest rate should be 6.93%. (note: if an adjustment to interest rate happens when the loan is released, the interest rate for the same term and same level provided by the People’s Bank should be used)

2.	no credit loan should be released before pledged loan is released.
3.	asset insurance should be bought for pledged assets, with our bank as the first beneficiary.

Oct. 18, 2008